Exhibit 99.1

American States Water Company Announces Earnings for the Third Quarter of 2012

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 5, 2012--American States Water Company (NYSE:AWR) today reported net income of $18.7 million, or $0.97 per basic and fully diluted share for the quarter ended September 30, 2012, as compared to net income of $15.6 million, or $0.83 per basic and fully diluted share for the same period in 2011, a 17% increase in earnings per share.

Third Quarter 2012 Results

The table below sets forth a comparison of the third quarter diluted earnings per share by business segment:

	Q3 2012	Q3 2011	Change
Water	$0.71	$0.64	$0.07
Electric	0.05	0.05	---
Contracted services	0.21	0.13	0.08
AWR (parent)	---	0.01	(0.01)
Totals	$0.97	$0.83	$0.14

Water

For the three months ended September 30, 2012, fully diluted earnings from the water operations of AWR’s Golden State Water Company (“GSWC”) subsidiary increased by $0.07 per share to $0.71 per share, as compared to $0.64 per share for the three months ended September 30, 2011. Items impacting the comparability of the two periods are detailed below:

  An increase in the water gross margin of approximately $1.3 million, or $0.04 per share, during the three months ended September 30, 2012 as compared to the same period in 2011 due primarily to rate increases in 2012 approved by the California Public Utilities Commission (“CPUC”) to recover infrastructure improvements and operating costs.
  A decrease in operating expenses (other than supply costs) of approximately $268,000, or $0.01 per share, due primarily to a decrease in administrative and general expenses resulting from lower outside service costs, labor and other employee related costs. These decreases were partially offset by an increase in depreciation expense resulting from additions to utility plant.
  An overall decrease in interest expense (net of interest income and other non-operating items) of approximately $800,000, or $0.02 per share, due primarily to: (i) a decrease in short-term bank borrowings; (ii) higher interest income earned on regulatory assets and a refund claim currently under review by the Internal Revenue Service; and (iii) gains recorded on one of GSWC’s investments.

Electric

For the three months ended September 30, 2012 and 2011, fully diluted earnings from GSWC’s electric operations remained flat at $0.05 per share.

Contracted Services

For the three months ended September 30, 2012, fully diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $0.08 per share to $0.21 per share as compared to the same period in 2011 due primarily to a higher construction dollar margin at the Fort Bragg military base in North Carolina and the military bases in Virginia resulting from an increase in construction activities at these bases. ASUS serves various military bases under 50-year privatization contracts with the U.S. government.

Year-to-Date 2012 Results

Basic and fully diluted earnings for the nine months ended September 30, 2012 were $2.30 per share, compared to $2.08 per share on a basic and fully diluted basis, for the nine months ended September 30, 2011. Basic and diluted earnings from continuing operations for the nine months ended September 30, 2012 were also $2.30 per share, compared to $1.88 per share on a basic and fully diluted basis, for the nine months ended September 30, 2011. This represents a 22% increase over the prior year in fully diluted earnings per share from continuing operations.

Continuing Operations:

The table below sets forth a comparison of the year-to-date diluted earnings per share contribution from continuing operations by business segment:

	Nine Months Ended September 30,
	2012	2011	Change
Water	$1.55	$1.44	$0.11
Electric	0.20	0.12	0.08
Contracted services	0.55	0.31	0.24
AWR (parent)	---	0.01	(0.01)
Totals from continuing operations	$2.30	$1.88	$0.42

Water

Fully diluted earnings contributed by GSWC’s water operations increased by $0.11 per share, to $1.55 per share for the nine months ended September 30, 2012, as compared to $1.44 per share for the nine months ended September 30, 2011, primarily due to:

  An increase in the water gross margin of $3.5 million, or $0.10 per share, during the nine months ended September 30, 2012 primarily as the result of CPUC-approved rate increases in 2012 to recover infrastructure improvements and operating costs.
  An increase in operating expenses (other than supply costs) by approximately $2.5 million, or $0.08 per share, due primarily to increases in: (i) depreciation expense resulting from additions to utility plant; (ii) other operation expenses due, in large part, to higher labor and other employee benefits, conservation costs and bad debt expense; and (iii) property and other taxes related to franchise fees. These increases were partially offset by a decrease in administrative and general expenses resulting primarily from lower outside service costs.

  An overall decrease in interest expense (net of interest income and other non-operating items) of approximately $2.4 million, or $0.07 per share, primarily due to lower short-term bank borrowings and the recording of a $381,000 reduction in interest expense in connection with the CPUC’s final decision issued in July 2012 on the water cost of capital proceeding. In addition, included in the nine months ended September 30, 2011 results was an interest charge of $553,000 related to the redemption of $22.0 million of GSWC’s 7.65% Medium-Term Notes that did not recur in 2012. This charge was reversed in the fourth quarter of 2011 and was capitalized to be amortized over the life of new notes pursuant to the cost of capital settlement at the time.
  A decrease in the effective income tax rate during the nine months ended September 30, 2012 as compared to the same period in 2011, increasing earnings by approximately $0.02 per share primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Electric

For the nine months ended September 30, 2012, fully diluted earnings from GSWC’s electric operations increased by $0.08 per share as compared to the same period in 2011, due primarily to: (i) the CPUC’s approval of GSWC’s application to recover $1.2 million, or $0.04 per share, in legal and outside service costs previously incurred in connection with our efforts to procure renewable energy resources; (ii) an increase in the electric gross margin of $1.1 million, or $0.03 per share; and (iii) a decrease in the effective income tax rate increasing earnings by approximately $0.02 per share. These increases in electric’s earnings were partially offset by an increase in other operating expenses (excluding the $1.2 million recovery of legal costs discussed above), which decreased earnings by $0.01 per share.

Contracted Services

For the nine months ended September 30, 2012, fully diluted earnings from ASUS increased by $0.24 per share as compared to the same period in 2011 due primarily to a higher construction dollar margin at the Fort Bragg military base in North Carolina, the military bases in Virginia and at Andrews Air Force Base in Maryland resulting from an increase in construction activities at these bases. At Fort Bragg, there continues to be significant progress made on a major water and wastewater pipeline replacement project estimated to be substantially completed by the end of 2013.

Discontinued Operations:

On May 31, 2011, AWR completed the sale of Chaparral City Water Company (“CCWC”) and recorded a gain, net of taxes and transaction costs, of $0.12 per share. Excluding the gain on sale, the operation of CCWC during the first five months of 2011 resulted in earnings of $0.08 per share.

Regulatory Matters

In July 2012, the CPUC issued a final decision on GSWC’s cost of capital proceeding. The CPUC decision, among other things, authorized GSWC to continue the Water Cost of Capital Mechanism (“WCCM”). The WCCM adjusts Return on Equity (“ROE”) and rate of return on rate base between the three-year cost of capital proceedings only if there is a change of more than 100 basis points in the average Moody’s Aa utility bond rate as measured over the period October 1 through September 30. If the average Moody’s rate for this period changes by over 100 basis points from the benchmark, the ROE will be adjusted by one-half of the difference. For the period October 1, 2011 through September 30, 2012, the Moody’s rate declined by 112 basis points from the benchmark. As a result, the authorized ROE for GSWC’s water operations will decrease by 56 basis points, from 9.99% to 9.43%, effective January 1, 2013.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended September 30, 2012 to be filed with the Securities and Exchange Commission.

Third Quarter 2012 Earnings Release Conference Call - The Company will host a conference call today, November 5, 2012 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Monday, November 5, 2012 at 2:00 p.m. PT through Monday, November 12, 2012. After logging on to the website, click the "Investors" button at the top of the page. The archive is located just above the "Stock Quote" section.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953. On October 30, 2012, the Board of Directors approved a quarterly dividend of $0.355 per share on the Common Shares of the Company.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	September 30,	December 31,
(in thousands)	2012	2011
	(Unaudited)
Assets
Utility Plant-Net	$912,027	$896,500
Goodwill	1,116	1,116
Other Property and Investments	13,636	11,803
Current Assets	187,090	165,601
Regulatory and Other Assets	175,769	163,342
	$1,289,638	$1,238,362
Capitalization and Liabilities
Capitalization	$793,100	$749,061
Current Liabilities	109,245	104,370
Other Credits	387,293	384,931
	$1,289,638	$1,238,362

Condensed Statements of Income	Three months ended		Nine months ended
(in thousands, except per share amounts)	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Operating Revenues	$133,521	$119,709	$354,480	$323,845

Operating Expenses:
Supply costs	30,678	31,118	78,412	78,969
Other operation expenses	7,394	7,398	21,671	21,261
Administrative and general expenses	17,362	18,022	51,739	54,181
Maintenance	4,232	4,346	11,415	12,695
Depreciation and amortization	10,230	9,554	31,127	28,829
Property and other taxes	3,878	3,682	11,699	10,640
ASUS construction expenses	23,332	13,169	58,513	37,844
Net gain on sale of property	(65)	-	(68)	(128)
Total operating expenses	97,041	87,289	264,508	244,291

Operating income	36,480	32,420	89,972	79,554

Other Income and Expenses:
Interest expense	(6,018)	(6,194)	(17,808)	(18,807)
Interest income	419	202	1,129	500
Other	219	(170)	435	(379)
Total other income and expenses	(5,380)	(6,162)	(16,244)	(18,686)

Income from continuing operations before income tax expense	31,100	26,258	73,728	60,868
Income tax expense	12,436	10,641	29,871	25,568
Income from continuing operations	18,664	15,617	43,857	35,300

Income (loss) from discontinued operations, net of taxes	-	(18)	-	3,850
Net Income	$18,664	$15,599	$43,857	$39,150

Basic Earnings Per Share
Income from continuing operations	$0.97	$0.83	$2.30	$1.88
Income from discontinued operations	-	-	-	0.20
Net Income	$0.97	$0.83	$2.30	$2.08

Fully Diluted Earnings Per Share
Income from continuing operations	$0.97	$0.83	$2.30	$1.88
Income from discontinued operations	-	-	-	0.20
Net Income	$0.97	$0.83	$2.30	$2.08

Weighted Average Shares Outstanding	19,059	18,701	18,924	18,672
Weighted Average Diluted Shares	19,103	18,852	19,038	18,816

Dividends Declared Per Common Share	$0.355	$0.280	$0.915	$0.820

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
909-394-3600, ext. 707